Exhibit 99.1

Investor Contact:	Media Contact:
Arthur Shannon	Lainie Keller
arthur.shannon@bausch.com	lainie.keller@bausch.com
(908) 927-1198
Allison Ryan
allison.ryan@bausch.com
(877) 354-3705 (toll free)
(908) 927-0735

Bausch + Lomb Appoints Bob Bailey as Executive Vice President and Chief Legal Officer and Andrew Stewart as President, Ophthalmic Pharmaceuticals

Mr. Bailey and Mr. Stewart Will Join Bausch + Lomb on April 24, 2023

VAUGHAN, Ontario, April 12, 2023 – Bausch + Lomb Corporation (NYSE/TSX: BLCO) (“Bausch + Lomb” or the “Company”), a leading global eye health company dedicated to helping people see better to live better, announced the appointments of Bob Bailey as executive vice president (EVP) and Chief Legal Officer and Andrew Stewart as president, Ophthalmic Pharmaceuticals, effective April 24, 2023. Both Mr. Bailey and Mr. Stewart will join the executive management team of the Company. Concurrent with these appointments, Christina Ackermann will step down from her role as EVP, General Counsel and president, Ophthalmic Pharmaceuticals, and will leave Bausch + Lomb on April 28, 2023.

“Bob Bailey and Andrew Stewart both bring more than 25 years of unrivaled leadership and expertise in their respective areas. Bob is a talented leader and legal strategist with experience that spans across the health care industry. Andrew has a highly proven track record of developing and commercializing pharmaceutical products that meet unmet needs in eye health,” said Brent Saunders, chairman and CEO, Bausch + Lomb. “Having worked with Bob and Andrew for the past several years, I am confident they will create value for Bausch + Lomb and help position the Company for long-term success.”

“I am excited to return to Bausch + Lomb, where I proudly served for 18 years earlier in my career,” said Mr. Bailey. “I look forward to working with this leadership team and my colleagues on the legal and compliance teams to contribute to the Company’s bright future.”

“Bausch + Lomb has a comprehensive product portfolio and innovative pipeline in Ophthalmic Pharmaceuticals,” said Mr. Stewart. “I am eager to work with Brent and the team to bolster the Company’s prescription medicines business and find new solutions that meet the evolving needs of the eye care professionals and patients around the world who rely on Bausch + Lomb.”

“Additionally, I’d like to thank Christina Ackermann for her service and tireless dedication to the Company. Under her leadership, Bausch + Lomb and its parent company successfully addressed a broad range of litigation, corporate, intellectual property and regulatory matters and expanded the depth of our Ophthalmic Pharmaceuticals portfolio,” continued Mr. Saunders.

About Bob Bailey

Bob Bailey has over 25 years of experience as a senior executive and more than 15 years as a chief legal officer at private and publicly traded companies in the health care industry, including formerly serving as EVP, Law, Policy and Communications at Bausch + Lomb from 2007 to 2013. He will rejoin Bausch +Lomb from Datavant, a private health information technology company, where he has most recently served as Chief Legal Officer. Previously, he served as EVP, Chief Legal Officer and Corporate Secretary of Allergan plc and its predecessor companies, Forest Laboratories Inc. and Actavis plc. At Allergan, he led a legal team that closed more than 20 public and private M&A transactions, as well as several licensing arrangements. During his career, he also has led teams that defended and resolved a range of complex legal and regulatory matters, including investigations by the U.S. Securities and Exchange Commission and the U.S. Department of Justice; internal investigations; and intellectual property, antitrust, commercial, product liability and tax matters. Mr. Bailey began his legal career as an attorney at Nixon Peabody LLP before moving to Bausch + Lomb in 1994.

Until recently, Mr. Bailey served as a director of TearClear, an innovator in the ophthalmic pharmaceuticals field, and as a member of the Board of Directors of the U.S. Chamber of Commerce Litigation Center. He received his bachelor’s degree from St. Olaf College and his J.D. from the University of Minnesota.

About Andrew Stewart

Andrew Stewart has more than 25 years of experience in the pharmaceutical industry. He will join Bausch + Lomb from AbbVie, where he has most recently served as general manager within the Eye Care franchise. At AbbVie and its predecessor company, Allergan plc, Mr. Stewart also previously had responsibility for the U.S. Retina business; led global marketing for the Eye Care franchise; and oversaw business development initiatives for the Eye Care franchise. Earlier in his career, Mr. Stewart served at Bristol Meyers Squibb for nearly 14 years in Global Clinical Operations and Pharmaceutical Development Operations of the R&D department and at Merck & Co., Inc. for 7 years in the manufacturing division.

Mr. Stewart obtained an MBA from the New York University Stern School of Business, a master’s degree in Environmental Science from Rutgers University and a bachelor’s degree in Chemical Engineering from the New Jersey Institute of Technology.

About Bausch + Lomb

Bausch + Lomb is dedicated to protecting and enhancing the gift of sight for millions of people around the world – from the moment of birth through every phase of life. Its comprehensive portfolio of more than 400 products includes contact lenses, lens care products, eye care products, ophthalmic pharmaceuticals, over-the-counter products and ophthalmic surgical devices and instruments. Founded in 1853, Bausch + Lomb has a significant global research and development, manufacturing and commercial footprint with approximately 13,000 employees and a presence in nearly 100 countries. Bausch + Lomb is headquartered in Vaughan, Ontario with corporate offices in Bridgewater, New Jersey. For more information, visit www.bausch.com and connect with us on Twitter, LinkedIn, Facebook and Instagram.

Forward-looking Statements
This news release may contain forward-looking statements, which may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in Bausch + Lomb’s filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which factors are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties associated with our ability to attract, retain and motivate our executives and other key employees and risks and uncertainties caused by or relating to the evolving COVID-19 pandemic, and the fear of that pandemic and its potential effects, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a material adverse impact on Bausch + Lomb, including but not limited to its project development timelines, launches and costs (which may increase). Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch + Lomb undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

###

© 2023 Bausch & Lomb Incorporated or its affiliates.

Page 3